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CROWN CRAFTS, INC.

(Name of Registrant as Specified in its Charter)

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I
WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.
WYNNEFIELD CAPITAL MANAGEMENT, LLC
WYNNEFIELD CAPITAL, INC.
CHANNEL PARTNERSHIP II, L.P.
NELSON OBUS
JOSHUA H. LANDES

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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PRESS RELEASE
FOR IMMEDIATE RELEASE
CONTACT:
Eric Berman
Joseph Kuo
of Kekst and Company
212-521-4800

CROWN CRAFTS’ BOARD REJECTS WYNNEFIELD’S SETTLEMENT PROPOSAL

-- Incumbent Board Denies Largest Stockholder ‘Seat at the Table’ --

NEW YORK, NY, August 1, 2007 - The Wynnefield Group, the largest stockholder in Crown Crafts Inc. (NASDAQ: CRWS), said today that the Company’s rejection of its amicable compromise offer demonstrates the entrenchment of Crown Crafts’ current directors and management, which has harmed shareholder value and put the Company’s prospects at risk.

Wynnefield is Crown Crafts’ largest stockholder (holding some 14.6% of the outstanding shares) and a long-term investor in the Company.

In its place, the Company offered a “fig-leaf” proposal to elect its two director nominees in exchange for the election of a single director unaffiliated with the Company’s single largest stockholder by 2008.

“These guys don’t get it; this is too little, too late. The stockholders are the owners of this company, and outside stockholders need a voice on the Board now. This isn’t about expanding the Board for the sake of expanding the Board,” said Nelson Obus and Frederick Wasserman, Wynnefield’s nominees to the Crown Crafts Board of Directors, in a statement.

“Despite Crown Crafts’ faltering performance and lack of strategic vision, the entrenched Company directors and management apparently will resist even amicable compromise efforts to provide outside stockholders with real Board representation.

“For years, we have tried to find a way to work with the current Board and management to address some of the stiff challenges facing this company. At this point, the only alternative left for outside stockholders is to elect two truly independent directors to the Board - vote for the Wynnefield nominees on the GOLD card,” Wasserman and Obus concluded.

Wynnefield is conducting a proxy solicitation campaign to elect two truly independent outside directors to the Board - in opposition to two Company nominees, William Deyo and Steven Fox - in order to enhance value for all Crown Crafts stockholders. Wynnefield undertook the proxy campaign reluctantly as a last resort only after long concern with Crown Crafts’ failure to generate long-term growth and stockholder value (including its failure to develop a strategic plan or an announced succession plan), and repeated refusals to improve its corporate governance (including the elimination of apparent conflicts-of-interest) or grant Wynnefield Board representation.

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Crown Crafts’ Board Rejects Wynnefield’s Settlement Proposal - continued

Earlier this week, Wynnefield announced an offer to withdraw its proxy contest to elect its two nominees if the Company agreed to make a series of important enhancements to its corporate governance and director compensation. Those proposed enhancements included:

•	increasing the size of the current Board from seven to nine members;
•	electing Obus and Wasserman as directors to fill the vacancies thereby created;
•	form a nominating and governance committee immediately, with either Obus or Wasserman as one of the members;
•
form a strategic planning committee immediately, with current CEO E. Randall Chestnut as one of the members and either Obus or Wasserman as one of other members, with the intention of hiring a qualified independent consultant to assist management and the Board in determining a future strategic path and aligning future capital allocations to fulfill the agreed-upon strategic plan;

•	commit to putting to a stockholder vote at the 2008 Annual Meeting of stockholders, and supporting, a binding resolution to de-classify the Board; and
•
amend the non-employee director fee structure to provide that the cash fees paid to non-employee directors, which currently consist of payments of $20,000 per year, plus $2,500 for each Board meeting attended, $2,000 for each committee meeting held not in conjunction with a Board meeting, plus $2,500 for travel time, be paid 50% in cash and 50% in restricted stock of the Company.

Messrs. Wasserman and Obus would bring to the Board substantial business experience and capability, as well as a commitment to work to enhance stockholder value and to work cooperatively with the Board to implement a strategic plan to achieve those results. Mr. Wasserman previously served as a non-voting observer to the Crown Crafts’ Board.

Mr. Obus has more than thirty-five years of experience in the investment community, including his role as President of Wynnefield Capital, Inc. since 1992, Director of Research at Schafer Capital Management for two years and eight years at Lazard Freres & co. as an analyst, account executive and research director in its institutional sales department. Previously, Mr. Obus worked as an educator and land manager in the environmental field. He currently serves on the board of directors of Layne Christensen Company and is also a member of its Compensation Committee and Audit Committee of the board of directors. Mr. Obus has been nominated to serve as a member of the board of directors of Gilman + Ciocia, Inc., a regional tax preparation and investment advisory company subject to approval by that company’s stockholders of a pending financing transaction. He previously served as a director of Sylvan Food Holdings, Inc.

Mr. Wasserman, currently a financial management consultant, was the Chief Operating/Financial Officer for Mitchell & Ness Nostalgia Co., a privately-held manufacturer and distributor of licensed sportswear and authentic team apparel. He has also served as the President of Goebel of North America, a U.S. subsidiary of the German specialty gift maker, from 2001 to 2005; several positions, including Chief Financial Officer and President with Goebel of North America in 2001; and several other positions, including Interim President and full-time Chief Financial Officer with Papel Giftware from 1995 to 2001. He has also served in senior executive and managerial roles at both Chelsea Marketing and Sales and The Score Board, Inc. Mr. Wasserman spent the first 13 years of his career in the public accounting profession, serving at Most, Horowitz & Company; Coopers & Lybrand; and Richard A. Eisner & Company. He also serves as a director of Acme Communications, Inc., Allied Defense Group, Inc., and Teamstaff, Inc. and has been nominated to serve as a member of the board of directors of Gilman + Ciocia, Inc., a regional tax preparation and investment advisory company subject to approval by that company’s stockholders of a pending financing transaction.

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Crown Crafts’ Board Rejects Wynnefield’s Settlement Proposal - continued

The Annual Meeting of Crown Crafts Stockholders will be held on August 14, 2007 at 10:00 a.m. Central Daylight Time at the Company’s executive offices, located at 916 South Burnside Avenue, Third Floor, Gonzales, Louisiana 70737offices.

The Wynnefield Group urges stockholders to sign, date and return the GOLD proxy card voting FOR the election of Frederick Wasserman and Nelson Obus as directors. If you have already voted a white proxy card and wish to change your vote, you have every legal right to do so. Simply vote the GOLD proxy promptly by telephone, internet or mail. Only the last dated vote will count. For more information, stockholders can call MacKenzie Partners at (800) 322-2885.

ADDITIONAL INFORMATION:

Shareholders are advised to read the Wynnefield Group's definitive proxy statement, which contains important information. Shareholders may obtain a free copy of the proxy statement and other documents filed by the Wynnefield Group with the SEC at the SEC’s Internet website at www.sec.gov. The proxy statement, a proxy card, and other documents may also be obtained free of charge from the Wynnefield Group's proxy solicitor or from the Wynnefield Group by request to:

Lawrence E. Dennedy Daniel M. Sullivan MacKenzie Partners, Inc. 105 Madison Avenue New York, NY 10016 Phone: (800) 322-2885	or	Nelson Obus The Wynnefield Group 450 Seventh Avenue, Suite 509 Phone: (212) 760-0134

If you have lost your proxy card from the Wynnefield Group, or did not receive one, you may obtain another proxy statement and card by contacting MacKenzie Partners, Inc. or The Wynnefield Group at the phone numbers listed above.

ABOUT THE WYNNEFIELD GROUP:

The Wynnefield Group is Crown Crafts’ largest shareholder, holding 14.6% of the company’s outstanding common stock.  Wynnefield is a long-term investor in Crown Crafts, having first invested in the company about eight years ago. The Wynnefield Group includes several affiliates of Wynnefield Capital, Inc. (WCI), a value investor specializing in U.S. small cap situations that have company- or industry-specific catalysts.  WCI was established in 1992. Its founding partners, Nelson Obus and Joshua Landes, held senior research and institutional equity positions at Lazard Freres & Co. during the 1980s, and the initial Wynnefield investors included many of their colleagues at Lazard. The fund has grown to approximately $450 million under management. Nelson Obus currently serves on the board of directors of Layne Christensen Company (NASDAQ: LAYN), serving on its audit committee and compensation committee.

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